Exhibit 99.1

For Immediate Release: April 17, 2014
GM Delivered 2.4 Million Vehicles Globally in Q1

DETROIT - General Motors Co. dealers delivered 2,416,028 vehicles around the world in the first quarter of 2014, up 2 percent compared with a year ago.

Among GM’s top five global markets by volume, China posted the largest year-over-year sales increase, with deliveries up 13 percent to a record 919,114 units. Sales in the United Kingdom and Germany were also up, and Opel/Vauxhall grew its share in 10 European markets.

“We are very encouraged by our results in China, where we outperformed the industry, and in Europe, where Opel’s sales and the economic outlook are improving at the same time,” said GM President Dan Ammann. “We continue to be optimistic about the United States because our award-winning new products are performing well and we have more on the way. South America continues to be challenging for Chevrolet, where we face currency and other challenges, especially in Venezuela.”

First Quarter Highlights (vs. 2013)

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In Europe, GM’s improving market position is linked to the Opel Mokka and the new Insignia flagship sedan. Cumulative Mokka orders have surpassed 215,000 units since it was launched in fall 2012, while Insignia has topped 85,000 units since it was launched in fall 2013.

•	GM sales in China set a record in the first quarter. In addition, 2014 deliveries surpassed 1 million units in early April. This is the earliest sales have reached the seven-figure range.

•	Buick, which celebrated the best year in the brand’s 110-year history in 2013, posted a 14 percent global sales increase.

•	Cadillac’s global sales were up 9 percent and sales in China more than doubled to 15,357 units.

GM’s global market share was 11.1 percent, which is down two-tenths of a point from a year ago. However, Opel/Vauxhall gained market share in 10 European markets, including Germany. GM also gained market share in China due to the ongoing success of Buick and Wuling, as well as the growth of Cadillac.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

GM Global Sales: January - March 2014

Region	Total Sales	YOY Change	CYTD	YOY Change
GM North America	745,123	(16,343)	745,123	(16,343)
GM Europe	337,545	2,435	337,545	2,435
GM South America	211,046	(23,823)	211,046	(23,823)
GM International Operations	203,200	(10,009)	203,200	(10,009)
GM Greater China	919,114	102,741	919,114	102,741

Top Five Markets	Total Sales	YOY Change	CYTD	YOY Change
China	919,114	102,741	919,114	102,741
United States	649,637	(15,326)	649,637	(15,326)
Brazil	136,912	(4,206)	136,912	(4,206)
United Kingdom	85,361	5,009	85,361	5,009
Germany	56,618	2,441	56,618	2,441

Sales by Brand	Total Sales	YOY Change	CYTD	YOY Change
Chevrolet	1,122,196	(60,013)	1,122,196	(60,013)
Opel/Vauxhall	275,676	12,037	275,676	12,037
Buick	294,957	35,469	294,957	35,469
Cadillac	58,945	4,857	58,945	4,857
All Others	664,254	62,651	664,254	62,651

Notes:
GM North America = United States, Canada, Mexico, and other North American markets
GM Europe = Western, Central and Eastern Europe
GM Consolidated International Operations = Asia-Pacific (excl. China), Africa and the Middle East*
*Iran, North Korea, Syria and Sudan are excluded from sales volume calculations.
GM China = China